Consent of Independent Auditors

Seligman Value Fund Series, Inc.

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-20621 of our report dated April 9, 1997, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "General Information" in such Prospectus.



DELOITTE & TOUCHE LLP
New York, New York
April  15, 1997